EX-99.d.2.
                      MANAGEMENT AGREEMENT

                             between

                         UMB BANK, n.a.

                               and

                         UMB SCOUT FUNDS
         (on behalf of the UMB Scout Equity Index Fund)


          THIS AGREEMENT, made and entered into as of the ______ day of January, 2000, by and between UMB Scout Funds, a Delaware business trust (the "Trust") on behalf of its UMB Scout Equity Index Fund series (the "Fund"), and UMB Bank, n.a., a national bank (the "Manager"), and which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

          WHEREAS the Fund was founded for the purpose of engaging in the business of investing and reinvesting its property and assets and to operate as an open-end, diversified, management investment company, as defined in the Investment Company Act of 1940, as amended (the "Act"), under which it is registered with the Securities and Exchange Commission, and

          WHEREAS the Manager is engaged in the business of supplying investment advice and management services to registered investment companies, as an independent contractor, and

          WHEREAS the Trust and the Manager desire to enter into a contractual arrangement whereby the Manager provides investment advice and management services to the Trust, on behalf of the Fund, for a fee,

          NOW THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, it is mutually agreed and contracted by and between the parties hereto that:

          1. The Trust hereby employs the Manager, for the period set forth in Paragraph 5 hereof, and on the terms set forth herein, to render investment advice and management service to the Fund, subject to the supervision and direction of the Board of Trustees of the Trust. The Manager hereby accepts such employment and agrees, during such period, to render the services and assume the obligations herein set forth, for the compensation herein provided. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any other way be deemed an agent of the Trust.

          The Manager shall furnish the Fund investment management and administrative services. Investment management shall include analysis, research and portfolio recommendations consistent with the Fund's objectives and policies. Administrative services shall include the services and compensation of such members of the Manager's organization as shall be duly elected officers and/or Trustees of the Trust and such other personnel as shall be necessary to carry out its normal operations; fees of the independent Trustees, the custodian, the independent public accountant and legal counsel (but not legal and audit fees and other costs in contemplation of or arising out of litigation or administrative actions to which the Trust, its officers or Trustees are a party or incurred in anticipation of becoming a party); rent; the cost of a transfer and dividend disbursing agent or similar in-house services; bookkeeping; accounting; and all other clerical and administrative functions as may be reasonable and necessary to maintain the Trust's records and for it to operate as an open-end management investment company. Exclusive of the management fee, the Trust shall bear the cost of any interest, taxes, dues, fees and other charges of governments and their agencies, including the cost of qualifying its shares for sale in any jurisdiction, brokerage commissions or any other expenses incurred by it which are not assumed herein by the Manager.

          All property, equipment and information used by the Manager in the management and administration of the Trust, on behalf of the Fund, shall belong to the Manager. Should the management and administrative relationship between the Trust and the Manager terminate, the Trust shall be entitled to, and the Manager shall provide the Trust, a copy of all information and records in the Manager's file necessary for the Trust to continue its functions, which shall include computer systems and programs in use as of the date of such termination; but nothing herein shall prohibit thereafter the use of such information, systems or programs by the Manager, so long as such does not unfairly interfere with the continued operation of the Trust.

          Subject to compliance with the requirements of the Act, the Manager may retain as a sub-adviser to the Fund, at the Manager's own expense, any investment adviser registered under the Advisers Act.

          2.   a.   The Manager shall place and execute Fund
     orders for the purchase and sale of portfolio securities with broker-dealers. Subject to the obtaining the best available prices and execution, the Manager is authorized to place orders for the purchase and sale of portfolio securities for the Fund with such broker-dealers as it may select from time to time. Subject to subparagraph (b) below, the Manager is also authorized to place transactions with brokers who provide research or statistical information or analyses to the Fund, to the Manager, or to any other client for which the Manager provides investment advisory services. Subject to obtaining the best available prices and execution, the Manager may also place brokerage transactions with broker-dealers who sell shares of the Fund. Broker-dealers who sell shares of the Fund shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The Manager also agrees that it will cooperate with the Trust to execute instructions that brokerage transactions be allocated to brokers or dealers who provide benefits directly to the Trust or the Fund.

          b. Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Trust, the Manager is authorized to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Manager has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other funds for which the Manager exercises investment discretion.

          c. The Manager is authorized to direct portfolio transactions to a broker which is an affiliated person of the Manager or the Trust in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the Act, or other rules promulgated by the Securities and Exchange Commission. Any transaction placed with an affiliated broker must (i) be placed at best price and execution, and (ii) may not be a principal transaction.

          3. As compensation for the services to be rendered to the Trust and Fund by the Manager under the provisions of this Agreement, the Trust agrees to pay from the assets of the Fund semimonthly to the Manager an annual fee based on the average total net assets of the Fund computed daily in accordance with its Agreement and Declaration of Trust and By-Laws as follows:

          a. Forty one-hundredths of one percent (0.40%) of the average total net assets of the Fund.

          b. Should the Fund's normal operating expenses exclusive of taxes, interest, brokerage commission and extraordinary costs exceed limits established by any law, rule or regulation of any jurisdiction in which the Fund's shares are registered for sale, the Manager shall reimburse the Fund in the amount of the excess.

          4. It is understood and agreed that the services to be rendered by the Manager to the Trust under the provisions of the Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

          5. It is understood and agreed that the Trustees, officers, agents, employees and shareholders of the Trust may be interested in the Manager as owners, employees, agents or otherwise, and that owners, employees and agents of the Manager may be interested in the Trust as shareholders or otherwise. It is understood and agreed that shareholders, officers, Trustees and other personnel of the Manager are and may continue to be officers and Trustees of the Trust, but that they receive no remuneration from the Trust solely for acting in those capacities.

          6. This Agreement shall become effective pursuant to its approval by the Board of Trustees of the Trust and by the vote of a majority of the outstanding shares of the Fund as prescribed by the Act. It shall remain in force for an initial period of two years, and thereafter may be renewed for successive periods not exceeding one year only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding shares of the Fund as prescribed by the Act, and only if the terms and the renewal of this Agreement have been approved by a vote of a majority of the Trustees of the Trust including a majority of the Trustees who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. No amendment to this Agreement shall be effective unless the terms thereof have been approved by the vote of a majority of outstanding shares of the Fund as prescribed by the Act (unless shareholder approval of the amendment would not be required to be consistent with SEC interpretations of Section 15 of the 1940 Act), and by vote of a majority of the Trustees of the Trust who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. It shall be the duty of the Board of Trustees of the Trust to request and evaluate, and the duty of the Manager to furnish, such information as may reasonably be necessary to evaluate the terms of this Agreement and any amendment thereto.

          7. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Trust, or by the vote of a majority of the outstanding voting shares of the Trust as prescribed by the Act on not more than sixty (60) days written notice to the Manager, and it may be terminated by the Manager upon not less than sixty (60) days written notice to the Trust. It shall terminate automatically in the event of its assignment by either party unless the parties hereby, by agreement, obtain an exemption from the Securities and Exchange Commission from the provisions of the Act pertaining to the subject matter of this paragraph. Any notice, request or instruction provided for herein, or for the giving of which, the occasion may arise hereunder, shall be deemed duly given, if in writing and mailed by registered mail, postage prepaid, addressed to the regular executive office of the Trust or the Manager, as the case may be. As used in this Agreement, the terms "assignment," "a majority of the outstanding voting shares" and "interested persons" shall have the same meaning as similar terms contained in the Act.

          8. The Manager shall not be liable for any error in judgment or mistake at law for any loss suffered by the Trust or Fund in connection with any matters to which this Agreement relates, except that nothing herein contained shall be construed to protect the Manager against any liability by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reckless disregard of its obligations or duties under this Agreement.

          9. This Agreement may not be amended, transferred, assigned, sold or in any manner hypothecated or pledged nor may any new agreement become effective without the affirmative vote or written consent of the holders of a majority of the shares of the Fund.

                              UMB SCOUT FUNDS


                              By:
                                  Stephen S. Soden
                                  President

ATTEST:
Martin A. Cramer
Vice President and Secretary

[SEAL]

                              UMB BANK, n.a.


                              By:
                              Name:
                              Title:

ATTEST:
Name:
Title:

[SEAL]





Doc. #279812 v.02 02/07/00 1:52 PM